Sino Gas International Holdings, Inc.

Contact:
Sino Gas International Holdings, Inc. Ms. Fang Chen, Chief Financial Officer Phone: +86-10-8260-0527 Email: chenfang@sino-gas.com	CCG Elite Investor Relations Crocker Coulson, President Phone: +1-646-213-1915/1914 (New York) Email:crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

Sino Gas International Holdings, Inc. Announces Signing of $18.8 Million
Private Placement Financing

BEIJING, China, Sep 10, 2007 - Sino Gas International Holdings, Inc. (OTC Bulletin Board: SGAS.OB) (“Sino Gas”, the “Company”) and its subsidiary Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”) today announced that it entered into a Securities Purchase Agreement (“SPA”) with a group of institutional investors on September 7, 2007 for the private placement of the Company’s common stock for $18.8 million in gross proceeds.

Pursuant to the SPA, approximately 8.34 million shares of the Company’s common stock were sold in a private sale at $2.25 per share. In addition, the group of investors will be entitled to receive 1.5 million additional shares of the Company’s common stock if the Company’s after-tax net income for the fiscal year ending December 31, 2008 is less than $11,000,000; those shares will be newly issued from treasury at closing and will be placed in escrow until the end of 2008. The transaction is expected to close on or about September 10, 2007.

In connection with the transaction, the Company has agreed to issue to the placement agent warrants to purchase 271,075 shares of common stock exercisable for a period of three years at an exercise price equal to 110% of the common stock on the closing date of the transaction and a transaction fee equal to 6.5% of the gross proceeds of the transaction.

As a part of the financing, Sino Gas has simplified its capital structure by canceling or repurchasing some of its outstanding warrants from their holders, who acquired the warrants in financing transactions in the fall of 2006 (the “prior investors”). As consideration for the purchase of the Series A, B and D Warrants and the cancellation of the Series E and J Warrants, Sino Gas will pay to the prior investors $3.5 million in cash, issue a warrant for the purchase of 271,074 common shares, and issue 770,897 shares of the Company’s Series B preferred stock or stock with substantially identical terms. In addition, in exchange for the prior investors waiving their right to receive shares of Series B preferred stock under anti-dilution provisions of the relevant stock purchase agreements, the Company has agreed to issue to them 700,000 additional shares of Series B preferred stock or stock with substantially identical terms. Under the aforementioned terms, the Company has cancelled most of its outstanding warrants and clarified its capital structure without dilution of its equity base.

“We are extremely happy to announce this private financing, which will provide us sufficient capital in a timely manner to expand our natural gas distribution networks in more cities and regions in China,” commented Mr. Yu-chuan Liu, Chairman, CEO and President of Sino Gas. “Coupled with our solid cash flow from connection fees and gas sales, this new capital resource enables us to steadily carry out our strategic acquisition plans on a larger scale. So far this year, we have added a total of three gas distribution systems in small-sized cities and we have successfully expanded into the Northeastern region of China. We plan to add additional distribution networks mostly in mid-sized cities through acquisitions and expand into more provinces by the end of 2007.”

About Sino Gas International Holdings

The Company, through its indirectly wholly-owned subsidiary, Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”) and the subsidiaries of Beijing Gas, is a leading developer of natural gas distribution systems in small- and medium-sized cities in China, as well as a distributor of natural gas to residential, commercial and industrial customers in China. The Company owns and operates 25 natural gas distribution systems serving approximately 75,000 residential and six commercial and industrial customers. Facilities include over 700 kilometers of pipeline and delivery networks with a daily capacity of approximately 70,000 cubic meters of natural gas. The Company is currently constructing four additional natural gas distribution systems, and two other distribution systems are in the planning stages. Beijing Gas owns and operates natural gas distribution systems primarily in Hebei, Jiangsu, Anhui and Shandong Provinces. For further information, visit the Company’s website at www.sino-gas.com.

Safe Harbor Statement

This announcement contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to statements relating to the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and marketability of its products; legal and regulatory risks associated with the Company’s financing or corporate structure; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; general economic and business conditions; the volatility of the Company’s operating results and financial condition; and other risks detailed in the company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the natural gas industry in China. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

All information in this release is as of September 10, 2007. The Company undertakes no duty to update any forward-looking statements to conform the release to actual results or changes in its circumstances or expectations after the date of this release.

# # #